Exhibit 99.1

RESMED INC ANNOUNCES RECORD FINANCIAL RESULTS FOR

QUARTER AND SIX MONTHS ENDED DECEMBER 31, 2004

SAN DIEGO, California, February 3, 2005 - ResMed Inc (NYSE: RMD) today announced record revenue and income results for the quarter ended December 31, 2004. Revenue for the quarter was $103.9 million, a 26% increase over the quarter ended December 31, 2003. For the December 31, 2004 quarter, income from operations and net income, both excluding the impact of restructuring expenses and donation to foundation described below, were $27.1 million and $18.3 million, an increase of 36% and 27%, respectively. Diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation, for the quarter ended December 31, 2004 were $0.52, an increase of 27%, compared to the December 2003 quarter. Net income for the current quarter was $17.4 million or $0.49 per diluted share including after-tax restructuring expenses of $0.6 million. Gross margin was 66%.

Selling, general and administration (SG&A) costs for the quarter were $33.5 million, an increase of $7.7 million or 30% over the same period in fiscal 2003. The increase in gross SG&A related primarily to an increase in selling and administration personnel to meet expanding opportunities in the sleep-disordered breathing market. SG&A expenditure as a percentage of revenue was 32% in the December quarter, compared to 31% for the same period in fiscal 2004.

Research and development expenditure, at approximately 8% of revenues, increased 16% during the three months ended December 31, 2004 to $7.8 million from $6.8 million in the quarter ended December 31, 2003. The increase reflects ResMed’s continuing commitment to clinical research and product development, as well as a stronger Australian dollar. ResMed intends to continue to spend approximately 8% of revenues on R&D during the rest of fiscal year 2005.

For the six months ended December 31, 2004 revenues were $191.6 million, an increase of 23% over the $155.2 million for the six months ended December 31, 2003. For the six months ended December 31, 2004, income from operations and net income, both excluding the impact of restructuring expenses and donation to foundation described below were $50.0 million and $33.4 million, an increase of 29% and 25% respectively. Net income for the six months ended December 31, 2004 was $31.3 million or $0.89 per diluted share including after tax restructuring expenses of $1.8 million.

Restructuring expenses incurred during the quarter ended December 31, 2004 of $1.0 million ($0.6 million net of tax) consisted of expenses associated with the previously-announced integration of the Company’s German operations.

During the quarter, we committed to donate $500,000 to the ResMed Foundations. The foundations were established to promote awareness of and research into the serious medical consequences of untreated SDB.

With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP operating income and GAAP net income with operating income, and net income, excluding the impact of restructuring expenses and excluding the impact of the donation to the foundation.

Inventory at $64.9 million, increased by $3.8 million compared to September 2004 levels. Accounts receivable days sales outstanding, at 66 days, improved compared to the September 2004 quarter of 70 days.

Peter C. Farrell PhD, Chairman and Chief Executive Officer, commented, “These robust financial results for the second quarter of fiscal 2005 reflect ResMed’s continuing sales and profit growth. Domestic sales increased by 27% over the December 2004 quarter to $52.3 million, reflecting an outstanding effort from our sales team and strong demand for our new Mirage Swift patient interface. International sales increased by 25% over the December 2004 quarter, to $51.6 million, reflecting growth in all our major markets as well as a stronger Euro. In addition, we expanded our international operations with the acquisition of Resprecare, our exclusive distributor in the Netherlands, and we continue to evaluate additional opportunities for international expansion. Our operating cash flow for the December quarter was a very robust $22.3 million.”

“We achieved significant growth in the first half of fiscal 2005. In the current quarter, we are focused on growing above the tremendous financial results we delivered in the third quarter of last year. We reiterate our expectation for market growth of 15 to 20 percent over the next 12 to 18 months,” Dr. Farrell further commented. “Even as we continue to grow in our key markets throughout the world, most remain under-penetrated, and patients remain underserved. To best address these global opportunities, we are enhancing our leadership structure to support continued, encouraging growth. Keith Serzen has been promoted to Chief Operating Officer, Americas and Adrian Smith has assumed the additional responsibility of Acting Chief Operating Officer, Europe. These modifications to the geographic leadership structure support our core, customer-focused values while providing strengthened leadership.”

ResMed is a leading developer, manufacturer, and marketer of medical equipment for the diagnosis, treatment, and management of sleep-disordered breathing, selling a comprehensive range of products in over 60 countries.

ResMed will host a conference call at 1:30 p.m. Pacific Standard Time (PST) today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Web site at www.resmed.com or by dialing (888) 396-2386 (domestic) or +1 (617) 847-8712 (international) and entering conference I.D. No. 82312541. Please allow extra time prior to the call to visit the Web site and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 90 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing (888) 286-8010 (domestic) and +1 (617) 801-6888 (international) and entering conference I.D. No. 51571140.

Further information can be obtained by contacting Hillary Theakston at ResMed Inc. San Diego (858) 746-2610; Brett Sandercock ResMed Limited Sydney on +61 (2) 9886-5406; or by visiting the Company’s multilingual Web site at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the US Securities & Exchange Commission. Those reports are available on the Company’s Web site.

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RESMED INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
Net revenue	$103,893	$82,292	$191,626	$155,170
Cost of sales	35,515	29,868	66,837	55,588

Gross profit	68,378	52,424	124,789	99,582

Operating expenses:
Selling, general and administrative	33,469	25,765	60,133	47,952
Donation to Foundation	500	500	500	500
Research and development	7,842	6,766	14,661	12,783
Restructuring expenses	958	0	2,926	0

Total operating expenses	42,769	33,031	78,220	61,235

Income from operations	25,609	19,393	46,569	38,347

Other income (expenses), net
Interest income (expense), net	(159)	(368)	(480)	(762)
Other, net	679	1,883	710	1,231

Total other income (expenses), net	520	1,515	230	469

Income before income taxes	26,129	20,908	46,799	38,816
Income taxes	8,725	6,757	15,469	12,416

Net income	17,404	$14,151	$31,330	$26,400

Basic earnings per share	$0.51	$0.42	$0.92	$0.78
Diluted earnings per share(1)	$0.49	$0.40	$0.89	$0.75
Diluted earnings per share excluding the impact of of restructuring expenses and donation(2)	$0.52	$0.41	$0.95	$0.76

Basic shares outstanding	34,012	33,663	33,951	33,658
Diluted shares outstanding	37,102	35,044	37,115	35,069

(1)	Diluted earnings per share has been calculated after adjusting the numerator (net income) by $821,000 and $1,642,000 for the three months ended December 31 and six months ended December 31, respectively, for the effect of assumed conversion of our convertible subordinated notes.
(2)	See reconciliation of non-GAAP financial measures in table at end of press release.

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RESMED INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	December 31, 2004	June 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$143,068	$128,907
Marketable securities - available for sale	21,976	12,021
Accounts receivable, net	76,861	67,242
Inventories	64,854	55,797
Deferred income taxes	9,238	7,041
Prepaid expenses and other current assets	7,249	6,821

Total current assets	323,246	277,829

Property, plant and equipment, net of accumulated depreciation	166,399	147,268
Goodwill and Intangibles	125,335	110,889
Other assets	9,511	8,173

Total assets	$624,491	$544,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,820	$18,574
Accrued expenses	28,134	22,591
Income taxes payable	14,895	8,470
Deferred revenue	11,337	8,759
Current portion of deferred profit on sale and leaseback	1,116	2,197

Total current liabilities	73,302	60,591

Non Current Liabilities:
Deferred Revenue	10,540	8,819
Convertible subordinated notes	113,250	113,250

Total non-current liabilities	123,790	122,069

Total liabilities	197,092	$182,660

Stockholders’ equity:

Common Stock	136	135

Additional paid-in capital	143,051	132,875
Retained earnings	248,986	217,656
Treasury stock	(41,405)	(30,440)
Accumulated other comprehensive income	76,631	41,273

Total stockholders’ equity	427,399	361,499

Total liabilities and stockholders’ equity	$624,491	$544,159

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(Dollars in thousands except per share amounts)

In managing its business, ResMed makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations. The measure, “operating income, excluding the impact of restructuring expenses and donation to foundation,” is reconciled with GAAP operating income in the table below:

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
GAAP operating income	25,609	19,393	46,569	38,347
Restructuring expenses	958	—	2,926	—
Donation to Foundation	500	500	500	500
Operating income, excluding the impact of restructuring expenses and donation to foundation	27,067	19,893	49,995	38,847

The measure, “net income, excluding the impact of restructuring expenses and donation to foundation,” is reconciled with GAAP net income in the table below:

	Three Months Ended December 30,		Six Months Ended December 30,
	2004	2003	2004	2003
GAAP net income	17,404	14,151	31,330	26,400
Restructuring expenses, net of tax	613	—	1,805	—
Donation to foundation, net of tax	310	310	310	310
Net income, excluding the impact of restructuring expenses and donation to foundation	18,327	14,461	33,445	26,710
Diluted shares outstanding	37,102	35,044	37,115	35,069
Diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation Operating income, excluding the impact of restructuring expenses	$0.52	$0.41	$0.95	$0.76

ResMed believes that presenting diluted earnings per share, excluding the impact of restructuring expenses and donation to foundation, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring expenses and donation to foundation are not associated with the Company’s normal operating business and are expected to result in future market opportunities, cost savings, and other benefits.